UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 23, 2013

THE REAL HIP-HOP NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	1040	27-2787118
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Number)	Identification Number)

1455 Pennsylvania Avenue NW, Suite 400 Washington, DC 20004 (202) 379-3115
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment  is being filed to submit the previosly filed exhibits in their entirety.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 23, 2013, the Company entered into a second amended Licensing Agreement with Real Hip-Hop Network Broadcast Corporation (Licensor of the Company’s media and technology). Pursuant to which there has been clarification in section 3.1 as to the new effective date of the agreement being August 15, 2013. The Company is required to raise at least Five Hundred Thousand Dollars ($500,000) for its future development before August 15, 2014, raise at least Five Hundred Thousand Dollars ($500,000) for its future deployment before August 15, 2015, and raise at least One Million Dollars ($1,000,000) for its future deployment before August 15, 2016 equaling the minimum funding requirement of Two Million Dollars ($2,000,000) for the deployment of its content distribution over the next three years or we will lose our rights to the media content and distribution platforms. Additionally, under the same terms as the August 15, 2011 Licensing Agreement the Company will shall pay Licensor a royalty of one quarter of one percent (.25%) of all gross revenues resulting from the use of the Technology by Licensee and if the technology is sub-licensed form the Company, the Company shall pay Licensor a one percent (1%) royalty except as otherwise modified in writing. Through the License Agreement the Company was assigned contracts with DirecTV and DISH Network which are intended to allow the Company to launch commercially to a viewership of an estimated 32 million subscribers.

ITEM 9.01.          FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1 – Licensing Agreement Amendment dated October 23, 2013.

Exhibit 10.2 - Assigned Affiliation Agreement with Dish Network  - refiled

Exhibit 10.3  - Assigned Agreement with DirectTV - refiled

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2014

The Real Hip-Hop Network, Inc.

By: /s/ Atonn F. Muhammad
Name: Atonn F. Muhammad
Title: Chief Executive Officer